EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                  FOR INFORMATION CONTACT
ALL NAMES VERIFIED                                         ROBERT E. CONE, CEO
                                                                (713) 747-1025

                          INDUSTRIAL HOLDINGS, INC.
                        REPORTS RESULTS OF TENDER OFFER
                           TO CLASS A WARRANTHOLDERS

HOUSTON, TX (DECEMBER 16, 1996) - Industrial Holdings, Inc. (NASDAQ/NMS-IHII) announces today the results of its offer (the "Offer") to the holders of its Class A Redeemable Warrants to exchange each Class A Warrant and $6.00 for one share of IHI Common Stock, one Class B Redeemable Warrant and one Class C Redeemable Warrant. The Offer commenced on November 12, 1996 and ended at 5:00 p.m., New York City time on December 13, 1996.

The holders of 623,714 Class A Warrants (representing approximately 99% of the originally issued and outstanding Class A Warrants that could have been tendered for exercise) tendered their Class A Warrants and purchased 623,714 shares of Common Stock and were issued 623,714 Class B Warrants and 623,714 Class C Warrants. The Company received net proceeds of $3,642,284 after deduction of approximately $100,000 of expenses incurred in connection with the Offer. As a result of the tender of the Class A Warrants, the total number of shares of Common Stock outstanding will be approximately 4,843,294 and 8,786 Class A Warrants remain outstanding. The outstanding Class A Warrants will expire after January 14, 1997.

IHI operates through its two divisions, Energy Products and Services and Fastener Sales and Manufacturing. IHI continues to explore the market for potential acquisitions in light manufacturing industries compatible with its divisions. IHI is a holding company organized to acquire, operate and grow internally, achieving greater economies of scale and improved operating results through consolidation.

      Contact:     Robert E. Cone, President and CEO
                            (713) 747-1025

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